MFC
                           Microwave Filter Company


                                 NEWS RELEASE


For Immediate Release                             For More Information Contact:
April 25, 2007                                    Richard Jones
                                                  (315)-438-4700



                        Microwave Filter Company, Inc.
                       Reports Notification from NASDAQ


EAST SYRACUSE, NY - Microwave Filter Company, Inc. (Symbol:MFCO) received a Nasdaq Staff Deficiency Letter on April 20, 2007 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). For the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement.

NASDAQ Marketplace Rule 4310(c)(8)(D) provides the Company 180 days, or until October 17, 2007, to regain compliance with NASDAQ's minimum bid price requirement. In order to regain compliance, the bid price of the Company's common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days prior to October 17, 2007.

Microwave Filter Company, Inc. designs, develops, manufactures and sells electronic filters, both for radio and microwave frequencies, to help process signal distribution and to prevent unwanted signals from disrupting transmit or receive operations. Markets served include cable television, television and radio broadcast, satellite broadcast, mobile radio, commercial communications and defense electronics. Niagara Scientific, Inc., a wholly owned subsidiary, custom designs case packing machines to automatically pack products into shipping cases. Please visit the MFCO web-site for more information at http://www.microwavefilter.com.
















                  6743 Kinne Street, East Syracuse, NY 13057
               315-438-4700    800-448-1666    Fax  315-463-1467